Exhibit 23-a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Morgan Stanley (the “Company”) on Form S-3 (Registration No. 333-200365) of our reports dated March 2, 2015, relating to the consolidated financial statements of Morgan Stanley and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Morgan Stanley for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in each prospectus which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 16, 2016